UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GENCO SHIPPING & TRADING LIMITED
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GENCO SHIPPING & TRADING LIMITED

DEFINITIVE ADDITIONAL PROXY MATERIAL
FOR SPECIAL MEETING OF SHAREHOLDERS

This definitive additional proxy material supplements the proxy statement (the “Proxy Statement”) of Genco Shipping & Trading Limited (the “Company”) for our Special Meeting of Shareholders, which will be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY at 10:00 a.m. on January 4, 2017.   We are issuing this definitive additional proxy material to disclose that on December 19, 2016, the Company’s Board of Directors (the “Board”) appointed Jason Scheir to fill a vacancy on the Board on the recommendation of its Nominating, Corporate Governance, and Conflicts Committee (the “Nominating Committee”) , and that the Nominating Committee recommended on December 16, 2016 that the Board appoint Christoph Majeske as an additional member of the Board if the size of the Board is increased to nine members as proposed in the Proxy Statement.

As set forth in the Proxy Statement, under Proposal No. 2, Amendment of the Company’s Second Amended and Restated Articles of Incorporation to Increase the Size of the Board of Directors, the Company agreed to grant each Initial Investor, consisting of Centerbridge, SVP, and Apollo (each as defined in the Proxy Statement) the right to nominate one designee for as long as such Initial Investor owns at least 12.5% of the Company’s outstanding common stock or, if the Board has been increased to nine directors and such Initial Investor owns at least 25% of the Company’s outstanding common stock, two designees of such Initial Investor to the Board.   Each Initial Investor has designated one initial designee to the Board:  Centerbridge has designated Bao D. Truong, SVP has designated John Brantl, and Apollo has designated Jason Scheir. If the Board is increased to nine directors, Centerbridge’s additional designee is Kevin Mahony, and SVP’s additional designee is Christoph Majeske.  Messrs. Truong, Mahony, and Brantl have been serving as members of the Board since prior to the date of the Proxy Statement.  Information on Messrs. Scheir and Majeske is set forth below:

Mr. Scheir, age 36,  is a Managing Director at Apollo Management.  He joined Apollo in 2008.  Mr. Scheir serves on the board of directors of Classic Party Rentals and has previously served as a director of MSEA Tankers, Northstar Services, Panolam Industries International, and Prime Marine.  Prior to joining Apollo, Mr. Scheir worked at Tailwind Capital, a middle market private equity firm. Prior to joining Tailwind, Mr. Scheir was a member of the Restructuring Group and Mergers & Acquisitions Group at Rothschild Inc. Mr. Scheir graduated magna cum laude from Cornell University with a BS in Applied Economics and received his MBA with honors from the University of Pennsylvania's Wharton School.  As a result of these and other professional experiences, the Company believes Mr. Scheir possesses knowledge and experience regarding general business and finance that strengthen the Board’s collective qualifications, skills and experience.  Furthermore, given Mr. Scheir’s relationship with Apollo, Genco believes he will provide the Board with the perspective of a significant stockholder.  Mr. Scheir was recommended to serve on the Board by Apollo.

Mr. Majeske, age 37, is a Director of Strategic Value Partners LLC, which he joined in 2015.  Mr. Majeske is a member of the North American investment team with a focus on energy, shipping and industrials.  He also serves on the Board of Directors of Swift Energy Company, GSE Environmental and White Energy.  From 2006 to 2015, Mr. Majeske was a Vice President and Operating Executive of Cerberus Capital Management.  At Cerberus, Mr. Majeske executed private equity transactions and held various interim executive roles at portfolio companies, including Chief Financial Officer and Chief Restructuring Officer, in both North America and Europe across a range of industries.  From 2000 to 2006, Mr. Majeske was a member of the M&A Advisory team at PricewaterhouseCoopers.  He received a Bachelor of Business Administration in Finance, Accounting and Economics with High Distinction from the University of Michigan. As a result of these and other professional experiences, the Company believes Mr. Majeske possesses knowledge and experience regarding general business and finance that strengthen the Board’s collective qualifications, skills and experience.  Furthermore, given Mr. Majeske’s relationship with SVP, Genco believes he will provide the Board with the perspective of a significant stockholder.  Mr. Majeske was recommended to serve on the Board by SVP.

Messrs. Scheir and Majeske have not been a party to any transaction with the Company that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.  Messrs. Scheir and Majeske are eligible for equity awards under the Company’s 2015 Equity Incentive Plan.

Dated December 20, 2016